                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]   DEFINITIVE PROXY STATEMENT
[ ]   DEFINITIVE ADDITIONAL MATERIALS
[ ]   SOLICITING MATERIAL PURSUANT TO SECTION 240.14a-11(c) OR SECTION
      240.14a-12

                          CHESAPEAKE ENERGY CORPORATION
                          -----------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                ------------------------------------------------
                    (NAME OF PERSON(S) FILING PROXY STATEMENT
                          IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] NO FEE REQUIRED.
[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14a-6(i)(4) AND 0-11.
    1)  TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

        ------------------------------------------------------------------------
    2)  AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

        ------------------------------------------------------------------------
    3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11:
                                           -------------------------------------
    4)  PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

        ------------------------------------------------------------------------
    5)  TOTAL FEE PAID:
                       --------------------------------------------------------
        SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE
        HOW IT WAS DETERMINED.

[ ]     FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

        1)     AMOUNT PREVIOUSLY PAID:
                                      ------------------------------------------
        2)     FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:
                                                            --------------------
        3)     FILING PARTY:
                            ----------------------------------------------------
        4)     DATE FILED:
                          ------------------------------------------------------

                          CHESAPEAKE ENERGY CORPORATION
                            6100 NORTH WESTERN AVENUE
                          OKLAHOMA CITY, OKLAHOMA 73118

                                  -------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 16, 2000

                                  -------------

TO OUR SHAREHOLDERS:

     The 2000 Annual Meeting of Shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), will be held at The Waterford Marriott Hotel, Ballroom A, 6300 Waterford Boulevard, Oklahoma City, Oklahoma, on Friday, June 16, 2000 at 11:00 a.m., local time, for the following purposes:

     1.  To elect one director for a term expiring in the year 2003; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 26, 2000 are entitled to notice of and to vote at the meeting. A complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder at the Company's executive offices during ordinary business hours for a period of at least ten days prior to the meeting.

     The accompanying Proxy Statement contains information regarding the director nominee to be voted on at the meeting. The Board of Directors recommends a vote "FOR" this nominee.

YOUR VOTE IS IMPORTANT.  YOU MAY VOTE IN ANY ONE OF THE FOLLOWING WAYS:

     o    USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;
     o    USE THE INTERNET WEB SITE SHOWN ON THE PROXY CARD; OR
     o MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE.

SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                                              BY ORDER OF THE BOARD OF DIRECTORS




                                              Martha A. Burger
                                              Secretary

Oklahoma City, Oklahoma
April 27, 2000

                         CHESAPEAKE ENERGY CORPORATION


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 16, 2000

                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the Meeting.

     This Proxy Statement, the accompanying form of proxy and the Company's Annual Report for the fiscal year ended December 31, 1999 are being mailed to shareholders of record on or about April 29, 2000. Shareholders are referred to the Annual Report for financial information concerning the activities of the Company.

     The Board of Directors has established April 26, 2000 as the record date (the "Record Date") to determine shareholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, 106,803,212 shares of $.01 par value common stock of the Company ("Common Stock") were outstanding and entitled to vote at the Meeting. Each share is entitled to one vote. The holders of a majority of the outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting.

     Registered shareholders can vote their shares via (i) a toll-free telephone call from the U.S. and Canada; or (ii) the Internet; or (iii) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

     Each proxy properly completed and returned to the Company in time for the Meeting, and not revoked, will be voted in accordance with the instructions given. If there are no contrary instructions, proxies will be voted "FOR" the election of the nominee as a director. Proxies may be revoked at any time prior to the voting of the proxy by (i) the execution and submission of a revised proxy, (ii) written notice to the Secretary of the Company, or (iii) voting in person at the Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Meeting.

     The election of the director nominee will be by plurality vote. The Secretary will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting. It is the Company's policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Meeting, (ii) to treat abstentions as shares represented at the Meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority vote, and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

     The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers, employees or agents of the Company may solicit proxies personally, or by telephone, telegraph, facsimile transmission or other means of communication. The Company will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

                              ELECTION OF DIRECTORS

     Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at seven, subject to the right of the holders of the Company's 7% Cumulative Convertible Preferred Stock to nominate and elect two additional directors upon the occurrence of a Voting Rights Triggering Event as defined in the Certificate of Designation. The Company's Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible.

     The Board of Directors has nominated Breene M. Kerr for re-election as a director for a term expiring at the 2003 Annual Meeting of Shareholders and until his successor is elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominee is presently a director of the Company whose term expires at the Meeting. Other directors who are remaining on the Board will continue in office until the expiration of their terms at the 2001 or 2002 Annual Meeting of Shareholders, as the case may be. Walter C. Wilson, a director of the Company since 1993, is retiring from the Board of Directors and therefore is not standing for re-election. Mr. Wilson's position on the Board of Directors will remain unfilled until such time as a successor is appointed by the Board or elected by the shareholders.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE
                     FOR ELECTION TO THE BOARD OF DIRECTORS.

     It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the nominee. The Board of Directors expects that the nominee will be available for election but, in the event that the nominee is not so available, proxies received will be voted for a substitute nominee to be designated by the Board of Directors or, in the event no such designation is made by the Board of Directors, the seat will remain vacant until a candidate for nomination is identified.

                  INFORMATION REGARDING NOMINEES AND DIRECTORS

     The following information is furnished for each person who is nominated for re-election as a director or who is continuing to serve as a director of the Company after the Meeting.

NOMINEE FOR RE-ELECTION AS DIRECTOR FOR A TERM EXPIRING IN 2003

     Breene M. Kerr, age 71, has been a director of the Company since 1993. He is President of Brookside Company, Easton, Maryland. In 1969, Mr. Kerr founded Kerr Consolidated, Inc., which was sold in 1996. In 1969, Mr. Kerr co-founded the Resource Analysis and Management Group and remained its senior partner until 1982. From 1967 to 1969, he was Vice President of Kerr-McGee Chemical Corporation. From 1951 through 1967, Mr. Kerr worked for Kerr-McGee Corporation as a geologist and land manager. Mr. Kerr has served as chairman of the Investment Committee for the Massachusetts Institute of Technology and is a life member of the Corporation (Board of Trustees) of that university. He served as a director of Kerr-McGee Corporation from 1957 to 1981. Mr. Kerr currently is a trustee of the Brookings Institution in Washington, D.C., and has been an associate director since 1987 of Aven Gas & Oil, Inc., an oil and gas property management company located in Oklahoma City. Mr. Kerr graduated from the Massachusetts Institute of Technology in 1951.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

     Tom L. Ward, age 40, has served as President, Chief Operating Officer and a director of the Company since co-founding the Company in 1989. From 1982 to 1989, Mr. Ward was an independent producer of oil and gas in affiliation with Aubrey K. McClendon, the Company's Chairman and Chief Executive Officer. Mr. Ward is a member of the Board of Trustees of Anderson University in Anderson, Indiana. Mr. Ward graduated from the University of Oklahoma in 1981.

     Edgar F. Heizer, Jr., age 70, has been a director of the Company since 1993. From 1985 to the present, Mr. Heizer has been a private venture capitalist. He founded Heizer Corporation, a publicly traded business development company, in 1969 and served as Chairman and Chief Executive Officer from 1969 until 1986, when Heizer Corporation was reorganized into a number of public and private companies. Mr. Heizer was Assistant Treasurer of the Allstate Insurance Company from 1962 to 1969 in charge of Allstate's venture capital operations. He was employed by Booz, Allen and Hamilton from 1958 to 1962, Kidder, Peabody & Co. from 1956 to 1958, and Arthur Andersen & Co. from 1954 to 1956. He serves on the advisory board of the Kellogg School of Management at Northwestern University. Mr. Heizer is a director of Material Science Corporation, a New York Stock Exchange listed company in Elk Grove, Illinois, and several private companies. Mr. Heizer graduated from Northwestern University in 1951 and from Yale University Law School in 1954.

     Frederick B. Whittemore, age 69, has been a director of the Company since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley Dean Witter & Co. since 1989 and was a managing director or partner of the predecessor firms of Morgan Stanley Dean Witter & Co. from 1967 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore is a director of Partner Reinsurance Company, Bermuda; Maxcor Financial Group Inc., New York; SunLife of New York, New York; KOS Pharmaceuticals, Inc., Miami, Florida; and Southern Pacific Petroleum, Australia, NL. Mr. Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

DIRECTORS WHOSE TERMS EXPIRE IN 2002

     Aubrey K. McClendon, age 40, has served as Chairman of the Board, Chief Executive Officer and a director since co-founding the Company in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and gas in affiliation with Tom L. Ward, the Company's President and Chief Operating Officer. Mr. McClendon is a member of the Board of Visitors of the Fuqua School of Business at Duke University. Mr. McClendon is a 1981 graduate of Duke University.

     Shannon T. Self, age 43, has been a director of the Company since 1993. He is a shareholder in the law firm of Self, Giddens & Lees, Inc., a professional corporation, in Oklahoma City, which he co-founded in 1991. Mr. Self was an associate and shareholder in the law firm of Hastie and Kirschner, Oklahoma City, from 1984 to 1991 and was employed by Arthur Young & Co. from 1979 to 1980. Mr. Self is a member of the Visiting Committee of Northwestern University School of Law and for part of 1999 was a director of The Rock Island Group, a private computer firm in Oklahoma City. Mr. Self is a Certified Public Accountant. He graduated from the University of Oklahoma in 1979 and from Northwestern University Law School in 1984.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1999 the Board of Directors held five meetings in person and held five meetings by telephone conference. The Board of Directors has standing compensation, stock option, audit and nominating committees.

     The duties of the Compensation Committee are described under "Executive Compensation - Compensation Committee Report." Messrs. Heizer and Whittemore serve on the Compensation Committee. Messrs. McClendon and Ward also served on the Compensation Committee until September 1999. The Compensation Committee held two meetings during 1999.

     Messrs. McClendon and Ward serve on committees which administer the Company's stock option plans with respect to all employee participants who are not executive officers. A committee comprised of Messrs. Heizer and Whittemore administers the plans with respect to employee participants who are executive officers. Each committee held two meetings during the year ended December 31, 1999.

     The Audit Committee annually recommends the independent accountants to be appointed by the Board of Directors as auditor of the Company and its subsidiaries and reviews the arrangements for and the results of the auditor's examination of the Company's books and records, internal accounting control procedures and the activities and recommendations of the Company's internal auditors. It reports to the Board of Directors on Audit Committee activities and makes such investigations as it deems appropriate. Messrs. Kerr and Self currently serve on the Audit Committee. Mr. Wilson was also a member during 1999. The Audit Committee held two meetings during 1999.

     The Nominating Committee periodically reviews and updates the criteria for Board membership and evaluates the qualifications of each Director candidate against such criteria. Messrs. McClendon, Kerr and Whittemore serve on the Nominating Committee. The Nominating Committee held one meeting during 1999.

     Each director attended, either in person or by telephone conference, all of the Board and committee meetings held while serving as a director or committee member during 1999.

                         INFORMATION REGARDING OFFICERS

EXECUTIVE OFFICERS

     In addition to Messrs. McClendon and Ward, the following are also executive officers of the Company.

     Marcus C. Rowland, age 47, was appointed Executive Vice President in March 1998 and has been the Company's Chief Financial Officer since 1993. He served as Senior Vice President from September 1997 to March 1998 and as Vice President - Finance from 1993 until 1997. From 1990 until his association with the Company, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own oil and gas company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.

     Steven C. Dixon, age 41, has been Senior Vice President - Operations since 1995 and served as Vice President - Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

     J. Mark Lester, age 47, has been Senior Vice President - Exploration since 1995 and served as Vice President - Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was self-employed and acted as a consultant to Messrs. McClendon and Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and in 1977.

     Henry J. Hood, age 39, was appointed Senior Vice President - Land and Legal in 1997 and served as Vice President - Land and Legal from 1995 to 1997. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. Mr. Hood was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

     Martha A. Burger, age 47, has served as Treasurer since 1995, as Senior Vice President - Human Resources since March 2000 and as Secretary since November 1999. She was the Company's Vice President - Human Resources from 1998 until March 2000 and Human Resources Manager from 1996 to 1998. From 1994 to 1995, she served in various accounting positions with the Company including Assistant Controller - Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994 served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co.

Ms. Burger is a Certified Public Accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

     Michael A. Johnson, age 34, has served as Senior Vice President - Accounting since March 2000. He served as Vice President of Accounting and Financial Reporting from March 1998 to March 2000 and as Assistant Controller to the Company from 1993 to 1998. From 1991 to 1993 Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991 he served as audit manager for Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

OTHER OFFICERS

     Thomas L. Winton, age 53, has served as Senior Vice President - Information Technology and Chief Information Officer since July 1998. From 1985 until his association with the Company, Mr. Winton served as the Director, Information Services Department, at Union Pacific Resources Company ("UPRC"). Prior to that period Mr. Winton held the positions of Regional Manager - Information Services from 1984 until 1985 and Manager - Technical Applications Planning and Development from 1980 until 1984 with UPRC. Mr. Winton also served as an analyst and supervisor in the Operations Research Division, Conoco Inc., from 1973 until 1980. Mr. Winton graduated from Oklahoma Christian University in 1969, Creighton University in 1973 and the University of Houston in 1980. Mr. Winton also completed the Tuck Executive Program, Amos Tuck School of Business, Dartmouth College in 1987.

     Douglas J. Jacobson, age 46, has served as Senior Vice President - Acquisitions & Divestitures since August 1999. Prior to joining Chesapeake, Mr. Jacobson was employed by Samson Investment Company from 1980 until August 1999, where he served as Senior Vice President - Project Development and Marketing from 1996 until 1999. Mr. Jacobson has served on various Oklahoma legislative commissions intended to address issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

     Thomas S. Price, Jr., age 48, has served as Senior Vice President - Corporate Development since March 2000, as Vice President - Corporate Development since 1992 and was a consultant to the Company during the prior two years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1990 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is Vice Chairman of the Mid-Continent Oil and Gas Association and a member of the Petroleum Investor Relations Association and the National Investor Relations Institute. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the American Graduate School of International Management in 1992.

     James C. Johnson, age 42, was appointed President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of Chesapeake Energy Corporation, in January 2000. He served as Vice President - Contract Administration for the Company from 1997 to January 2000 and as Manager - Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas Association of Oklahoma and graduated from the University of Oklahoma in 1980.

     Stephen W. Miller, age 43, has served as Vice President - Operations since 1996 and served as District Manager - College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer in Texas, is a member of the Society of Petroleum Engineers and graduated from Texas A & M University in 1980.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP

     The table below sets forth (i) the name and address of each person known by management to own beneficially more than 5% of the Company's outstanding Common Stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares owned, and (ii) the number and percentage of outstanding shares of Common Stock beneficially owned by each of the Company's nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of the Record Date and the persons named below have sole voting and/or investment power with respect to such shares.


            BENEFICIAL OWNER                                              COMMON STOCK
-----------------------------------------    --------------------------------------------------------------------
                                             OUTSTANDING            OPTION            TOTAL           PERCENT OF
                                                SHARES             SHARES (a)        OWNERSHIP           CLASS
                                              ----------           ----------       ----------         ----------
Tom L. Ward(1)(2) .......................     10,651,551(b)(c)        847,953        11,499,504              10.7%
  6100 North Western Avenue
  Oklahoma City, OK 73118

Aubrey K. McClendon(1)(2) ...............      9,368,421(c)(d)        847,953        10,216,374               9.5%
  6100 North Western Avenue
  Oklahoma City, OK 73118

FMR Corp. ...............................      6,100,004            4,917,232(e)     11,017,236(e)           10.3%
  82 Devonshire Street
  Boston, MA 02109

Franklin Advisers, Inc. .................      2,380,100            6,366,867(f)      8,746,967(f)            8.2%
  777 Mariners Island Boulevard
  San Mateo, CA 94404

Loomis, Sayles & Company, L.P. ..........             --            7,130,204(g)      7,130,204(g)            6.7%
  One Financial Center
  Boston, MA 02111

Edgar F. Heizer, Jr.(1) .................        709,650              406,000         1,115,650               1.0%

Breene M. Kerr(1) .......................        423,250(h)           182,500(i)        605,750                (3)

Shannon T. Self(1) ......................         32,382(j)           451,916(i)        484,298                (3)

Frederick B. Whittemore(1) ..............        481,800(k)         1,185,250(i)      1,667,050               1.5%

Walter C. Wilson(1) .....................             --              309,250           309,250                (3)

Steven C. Dixon(2) ......................         17,873(c)           426,434           444,307                (3)

J. Mark Lester(2) .......................         37,001(c)           125,827           162,828                (3)

Marcus C. Rowland(2) ....................         31,771(c)            28,212            59,983                (3)

All directors and executive officers as a
  group .................................     21,798,739            4,055,834        25,854,573              23.3%

----------
(1)  Director

(2)  Executive officer of the Company

(3)  Less than 1%

(a) Represents shares of Common Stock which can be acquired on the Record Date or 60 days thereafter through the exercise of options or conversion of the Company's Convertible Preferred Stock.

(b) Includes 1,846,860 shares held by TLW Investments, Inc., an Oklahoma corporation of which Mr. Ward is sole shareholder and chief executive officer; 1,098,600 shares held by the Aubrey K. McClendon Children's Trust of which Mr. Ward is Trustee; and 21,435 shares held by Mr. Ward's immediate family sharing the same household. Excluded are the shares of Common Stock beneficially owned by Mr. McClendon which may be attributed to Mr. Ward based on a jointly filed Schedule 13D. Mr. Ward disclaims such ownership.

(c) Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Tom
     L. Ward, 34,040 shares; Aubrey K. McClendon, 81,121 shares; Steven C. Dixon, 12,873 shares; J. Mark Lester, 12,501 shares; and Marcus C. Rowland, 16,004 shares).

(d) Includes 508,560 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner. Excluded are the shares beneficially owned by Mr. Ward which may be attributed to Mr. McClendon based on a jointly filed Schedule 13D. Mr. McClendon disclaims such ownership.

(e) Consists of 683,500 shares of the Company's Convertible Preferred Stock which is convertible into 4,917,232 shares of the Company's Common Stock based upon Schedule 13G/A filed March 10, 2000. Excludes any shares that might be issuable with respect to accrued and unpaid dividends. The
     Schedule 13G/A reports sole power to vote 146,042 shares and sole power to dispose of all shares.

(f) Consists of 885,000 shares of the Company's Convertible Preferred Stock which is convertible into 6,366,867 shares of the Company's Common Stock based upon Schedule 13G filed January 19, 2000. Excludes any shares that might be issuable with respect to accrued and unpaid dividends. The
     Schedule 13G reports sole power to vote 6,061,590 shares, shared power to vote 326,478 shares and shared power to dispose of all shares.

(g) Represents shares of the Company's Convertible Preferred Stock which is convertible into 7,130,204 shares of the Company's Common Stock based upon
     Schedule 13G filed February 1, 2000. Excludes any shares that might be issuable with respect to accrued and unpaid dividends.

(h) Includes 250,000 shares held by Talbot Fairfield II Limited Partnership, of which Mr. Kerr is a general partner.

(i) Includes options to purchase shares of the Company's Common Stock owned by Messrs. Ward and McClendon issued to Messrs. Kerr, Self and Whittemore (Breene M. Kerr, 93,750 shares from Aubrey K. McClendon; Shannon T. Self, 18,750 shares from Aubrey K. McClendon; Frederick B. Whittemore, 394,688 shares from Aubrey K. McClendon and 355,312 shares from Tom L. Ward).

(j) Consists of 32,382 shares held by Pearson Street Limited Partnership, an Oklahoma limited partnership of which Mr. Self is sole general partner and the remaining partner is Mr. Self's spouse.

(k) Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. Based only on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during 1999; except that Mr. Kerr inadvertently did not report the acquisition of a long call option in the Company's Common Stock on a Form 4 for September 1999 and Mr. McClendon inadvertently did not report the sale of a short call option in the Company's

Common Stock on a Form 4 for September 1999. Both transactions were subsequently reported by Messrs. Kerr and McClendon on their year-end 1999 Forms 5.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     In 1997 the Company changed its fiscal year end to December 31 from June
30. The following table sets forth for the fiscal years ended December 31, 1999 and 1998, the transition period for the six months ended December 31, 1997 and the fiscal year ended June 30, 1997 the compensation earned in each period by
(i) the Company's chief executive officer, and (ii) the four other most highly compensated executive officers:


                                                         ANNUAL COMPENSATION            SECURITIES
                                           -------------------------------------------- UNDERLYING
                                                                          OTHER            OPTION         ALL
                                 PERIOD                                   ANNUAL        AWARDS (# OF     OTHER
NAME AND PRINCIPAL POSITION      ENDING      SALARY        BONUS       COMPENSATION(a)   SHARES)(b)  COMPENSATION(c)
----------------------------    --------- ------------  ------------   ---------------  -----------  --------------

Aubrey K. McClendon             12/31/99   $  350,000   $  300,000   $  137,029         500,000      $   19,500
  Chairman of the Board and     12/31/98   $  350,000   $  325,000   $  115,429       1,505,808(d)   $   10,000
  Chief Executive Officer       12/31/97   $  150,000   $  200,000   $   92,625         457,800(d)   $       --
                                 6/30/97   $  250,000   $  310,000   $   76,950         463,000(d)   $   11,050

Tom L. Ward                     12/31/99   $  350,000   $  300,000   $  113,331         500,000      $   20,000
  President and                 12/31/98   $  350,000   $  325,000   $  115,977       1,505,808(d)   $   10,000
  Chief Operating Officer       12/31/97   $  150,000   $  200,000   $   93,026         457,800(d)   $       --
                                 6/30/97   $  250,000   $  310,000   $   77,908         463,000(d)   $   13,700

Marcus C. Rowland               12/31/99   $  262,500   $  110,000   $   41,428         125,000      $    6,000
  Executive Vice President      12/31/98   $  250,000   $  175,000          (e)         397,476(d)   $   10,000
  and Chief Financial Officer   12/31/97   $  112,500   $  100,000          (e)         131,600(d)   $       --
                                 6/30/97   $  185,000   $  155,000          (e)          36,000(d)   $    9,500

Steven C. Dixon                 12/31/99   $  190,000   $   55,000          (e)          40,000      $   11,500
  Senior Vice President -       12/31/98   $  190,000   $  110,000          (e)         206,120(d)   $   10,000
  Operations                    12/31/97   $   87,500   $   50,000          (e)          92,000(d)   $       --
                                 6/30/97   $  145,000   $  105,000          (e)          30,000(d)   $   11,500

J. Mark Lester                  12/31/99   $  177,500   $   55,000          (e)          40,000      $   11,980
  Senior Vice President -       12/31/98   $  175,000   $  100,000          (e)         153,691(d)   $   10,000
  Exploration                   12/31/97   $   80,000   $   40,000          (e)          69,700(d)   $    2,660
                                 6/30/97   $  132,500   $   70,000          (e)          19,500(d)   $   10,400

----------
(a) Represents the cost of personal benefits provided by the Company, including for fiscal year 1999 personal accounting support ($65,175 for Messrs. McClendon and Ward), personal vehicle ($18,000 for Messrs. McClendon and Ward and $12,000 for Mr. Rowland), travel allowance ($50,000 for Mr. McClendon, $25,904 for Mr. Ward and $25,000 for Mr. Rowland) and country club membership dues ($3,854 for Mr. McClendon, $4,252 for Mr. Ward and $4,428 for Mr. Rowland).
(b) No awards of restricted stock or payments under long-term incentive plans were made by the Company to any of the named executives in any period covered by the table.
(c) Represents Company matching contributions to the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan.
(d) Includes both (i) option grants which were canceled and (ii) replacement options which were granted at 60% of the original number of options granted.
(e) Other annual compensation did not exceed the lesser of $50,000 ($25,000 for the transition period) or 10% of the executive officer's salary and bonus during the period.

STOCK OPTIONS GRANTED DURING 1999

     The following table sets forth information concerning options to purchase Common Stock granted during 1999 to the executive officers named in the Summary Compensation Table. Amounts represent stock options granted under the Company's 1994 and 1999 stock option plans and include both incentive and non-qualified stock options. One-fourth of each option grant becomes exercisable on each of the first four grant date anniversaries. The exercise price of each option represents the market price of the Common Stock on the date of grant.


                                             INDIVIDUAL GRANTS
                         -------------------------------------------------------
                                            PERCENT OF                            POTENTIAL REALIZABLE VALUE
                                          TOTAL OPTIONS                            AT ASSUMED ANNUAL RATES
                            NUMBER OF      GRANTED TO                            OF STOCK PRICE APPRECIATION
                           SECURITIES     EMPLOYEES IN   EXERCISE                     FOR OPTION TERM(a)
                           UNDERLYING      YEAR ENDED    PRICE PER   EXPIRATION  ----------------------------
         NAME            OPTIONS GRANTED    12/31/99       SHARE        DATE           5%              10%
---------------------    ---------------  ------------- -----------  -----------  --------------  ------------

Aubrey K. McClendon          500,000         17.9%          $0.94        3/5/09      $ 295,580       $ 749,059

Tom L. Ward                  500,000         17.9%          $0.94        3/5/09      $ 295,580       $ 749,059

Marcus C. Rowland            125,000          4.5%          $0.94        3/5/09      $  73,895       $ 187,265

Steven C. Dixon               40,000          1.4%          $0.94        3/5/09      $  23,646       $  59,925

J. Mark Lester                40,000          1.4%          $0.94        3/5/09      $  23,646       $  59,925

----------
(a) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

AGGREGATED OPTION EXERCISES IN 1999 AND DECEMBER 31, 1999 OPTION VALUES

     The following table sets forth information about options exercised by the named executive officers during 1999 and the unexercised options to purchase Common Stock held by them at December 31, 1999.


                                                              NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                         SHARES                                OPTIONS AT 12/31/99             OPTIONS AT 12/31/99(a)
                        ACQUIRED          VALUE         -------------------------------   -------------------------------
         NAME          ON EXERCISE      REALIZED(b)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------   --------------   --------------   --------------   --------------   --------------   --------------
Aubrey K. McClendon               --   $           --          722,953        1,629,355   $      585,434   $    2,131,694

Tom L. Ward                  315,000   $      329,544          722,953        1,629,355   $      585,434   $    2,131,694

Marcus C. Rowland            139,871   $      305,642               --          423,105               --   $      552,631

Steven C. Dixon                   --   $           --          416,434          194,586   $      504,871   $      250,833

J. Mark Lester                    --   $           --          115,827          155,264   $      151,094   $      201,680

----------
(a) At December 31, 1999, the closing price of the Common Stock on the New York Stock Exchange was $2.38. "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price at December 31, 1999. The values shown were determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of Common Stock on December 31, 1999.

(b) Represents amounts determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of Common Stock on the exercise date.

PERFORMANCE DATA

     The following graph compares the performance of the Company's Common Stock to the S&P 500 Stock Index and to a group of peer companies selected by the Company for the periods indicated. The graph assumes the investment of $100 on December 31, 1994 and that all dividends, if any, were reinvested. The value of the investment at the end of each year is shown in the graph which follows:

                     12/31/94   12/31/95    12/31/96    12/31/97    12/31/98    12/31/99
                     --------   --------    --------    --------    --------    --------
Chesapeake            $ 100.00  $ 316.66    $ 794.63    $ 217.45    $  27.20    $  68.87
Peer Group (a)        $ 100.00  $ 124.08    $ 158.19    $ 138.06    $  88.21    $ 100.11
S&P 500 Stock Index   $ 100.00  $ 137.58    $ 169.17    $ 225.60    $ 290.08    $ 351.12

     The following table compares the performance of the Company's Common Stock to the S&P 500 Stock Index and to a group of peer companies for the most recent six annual periods. The data assumes an investment of $100 on December 31, 1993 and that all dividends, if any, were reinvested. The value of the investment at the end of each of the six periods is shown in the table which follows:


                          CHESAPEAKE                          S&P 500
                            ENERGY             PEER            STOCK
 MEASUREMENT PERIOD       CORPORATION         GROUP(a)         INDEX
---------------------     ------------     ------------     ------------

December 31, 1993         $        100     $        100     $        100
December 31, 1994         $        663     $         91     $        101
December 31, 1995         $      2,099     $        113     $        139
December 31, 1996         $      5,267     $        144     $        171
December 31, 1997         $      1,441     $        126     $        229
December 31, 1998         $        180     $         80     $        294
December 31, 1999         $        456     $         91     $        356

----------

(a) The peer group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Barrett Resources Corporation, Belco Oil & Gas Corp., Benton Oil & Gas Company, Burlington Resources, Inc., Cabot Oil & Gas Corporation, Cross Timbers Oil Company, Devon Energy Corporation, EEX Corporation, Enron Oil & Gas Company, Forcenergy Inc., Forest Oil Corporation, HS Resources, Inc., KCS Energy, Inc., Louis Dreyfus Natural Gas Corporation, Newfield Exploration Company, Noble Affiliates, Inc., Nuevo Energy Company, Ocean Energy, Inc., Pioneer Natural Resources Company, Santa Fe Energy Resources, Inc., TransTexas Gas

     Corporation, Union Pacific Resources Group, Inc. and Vintage Petroleum, Inc. Seagull Energy Corporation was included in the 1998 peer group and was acquired by Ocean Energy, Inc. in 1999.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. McClendon and Ward, each of which provides, among other things, for an annual base salary of not less than $350,000, bonuses at the discretion of the Board of Directors, eligibility for stock options and benefits, including an automobile and travel allowance, club membership and personal accounting support. Each agreement has a term of five years commencing July 1, 1998, which term is automatically extended for one additional year on each June 30 unless one of the parties provides 30 days prior notice of non-extension. In addition, for each calendar year during which the employment agreements are in effect, Messrs. McClendon and Ward each agree to hold shares of the Company's Common Stock having an aggregate investment value equal to 500% of his annual base salary and bonus.

     Under the employment agreements, Messrs. McClendon and Ward are permitted to participate in all of the wells spudded by or on behalf of the Company during each calendar quarter. In order to participate, at least 30 days prior to the beginning of a calendar quarter the executive must notify the disinterested members of the Compensation Committee whether the executive elects to participate and, if so, the percentage working interest the executive will take in each well spudded by or on behalf of the Company during such quarter. The participation election by Messrs. McClendon or Ward may not exceed a 2.5% working interest in a well and is not effective for any well where the Company's working interest after elections by Messrs. McClendon and Ward to participate would be reduced to below 12.5%. Once an executive elects to participate, the percentage cannot be adjusted during the calendar quarter without the prior written consent of the disinterested directors, and no such adjustment has ever been requested or granted. For each well in which the executive participates, the Company bills to the executive an amount equal to the executive's participation percentage multiplied by the costs of drilling and operating incurred in drilling the well, together with leasehold costs in an amount determined by the Company to approximate what third parties pay for similar leasehold in the area of the well. Payment is due within 150 days for invoices received prior to June 30, 2000 and within 90 days for invoices received subsequent to such date. The executive also receives a proportionate share of revenue from the well less certain charges by the Company for marketing the production. As a result of marketing arrangements with other participants in the Company's wells to correct the timing of the receipt of revenues, the Company has advanced to the executives an amount equal to two months production on each of the wells based on a six-month trailing average of production revenue. As a result of fluctuations in the price and volume of oil and natural gas from the wells, such advance now exceeds two months production for the executives' working interests and payment for well costs are not within terms. The Company and the executives have agreed that such amount will bear interest, and have also agreed to a payment schedule to reduce such advance to equal one month's production by December 31, 2000. In the event an executive is not in compliance with the foregoing payment obligations, the right to participate in the Company's wells automatically is suspended until the executive is in compliance.

     Messrs. McClendon and Ward have agreed that they will not engage in oil and gas operations individually except pursuant to the aforementioned participation in Company wells and as a result of subsequent operations on properties owned by them or their affiliates as of July 1, 1995. Messrs. McClendon and Ward participated in all wells drilled by the Company from its initial public offering in February 1993 through December 1998 with either a 1.0%, 1.25% or 1.5% working interest. Messrs. McClendon and Ward did not participate in the Company's wells during 1999.

     The Company has a similar employment agreement with Mr. Rowland that is in effect through May 31, 2000. It provides for an annual base salary of not less than $250,000. The Company and Mr. Rowland have agreed to modify the terms of Mr. Rowland's employment agreement effective June 1, 2000. The modifications include a two-year contract term, which can be terminated by either party and provides for a minimum annual base salary of $110,000. Additionally, effective June 1, 2000, Mr. Rowland will reduce his work schedule and his title will become Chief Financial Officer and Senior Vice President - Finance. Mr. Rowland's employment agreement requires him to hold shares of the Company's Common Stock having an aggregate investment value (as defined) equal to 100% of his annual base salary and bonus; under his new employment agreement, this requirement will not change. Mr. Rowland has been permitted under his employment agreement to participate in the Company's oil and gas drilling operations, although he has not done so since 1997. He will no longer have the option to participate in the Company's wells, after May 31, 2000.

     The Company also has employment agreements with Messrs. Dixon and Lester. These agreements have a term of three years from July 1, 1997, with minimum annual base salaries of $175,000 for Mr. Dixon and $160,000 for Mr. Lester. The agreements require each of them to acquire and continue to hold shares of the Company's Common Stock having an annual aggregate investment value equal to 15% of their annual base salary and bonus compensation. The Company intends to renew the contracts upon expiration with similar terms.

     The Company may terminate any of the employment agreements with its executive officers at any time without cause; however, upon such termination Messrs. McClendon and Ward are entitled to continue to receive salary and benefits for the balance of the contract term. Upon termination of Mr. Rowland's existing employment agreement by the Company, he would be entitled to continue to receive salary and benefits for the balance of the contract term. The employment agreement with Mr. Rowland that becomes effective June 1, 2000 will provide for three months compensation and benefits if terminated without cause by the Company. Messrs. Dixon and Lester are entitled to 12 months compensation and benefits if their employment is terminated without cause. Each of the employment agreements for Messrs. McClendon, Ward, Rowland, Dixon and Lester further state that if, during the term of the agreement, there is a change of control and (a) within one year the agreement expires and is not extended, (b) within one year the executive officer resigns as a result of (i) a reduction in the executive officer's compensation, or (ii) a required relocation more than 25 miles from the executive officer's then current place of employment or (c) within two years from the effective date of the change of control the executive officer is terminated other than for cause, death or incapacity, then the executive officer will be entitled to a severance payment in an amount equal to 60 months of base compensation (as that term is defined in the agreements) for Messrs. McClendon and Ward, 12 months for Messrs. Dixon and Lester and 36 months for Mr. Rowland. Change of control is defined in these agreements to include (x) an event which results in a person acquiring beneficial ownership of securities having 35% or more of the voting power of the Company's outstanding voting securities, or (y) within two years of a tender offer or exchange offer for the voting stock of the Company or as a result of a merger, consolidation, sale of assets or contested election, a majority of the members of the Company's Board of Directors is replaced by directors who were not nominated and approved by the Board of Directors. Mr. Rowland's employment agreement, which will become effective June 1, 2000, does not provide for benefits payable upon a change of control.

DIRECTORS' COMPENSATION

     During 1999 directors who were not employees of the Company ("non-employee directors") received cash compensation of $25,000, comprised of an annual retainer of $5,000, payable in quarterly installments of $1,250, and $5,000 for each meeting of the Board attended, not to exceed $20,000 per year for Board meetings attended. Directors are reimbursed for travel and other expenses. Officers who also serve as directors do not receive fees for serving as directors. Under the Company's 1992 Nonstatutory Stock Option Plan (the "1992 NSO Plan") on the first business day of each quarter of 1999, non-employee directors are granted ten-year non-qualified options to purchase 6,250 shares of Common Stock at an exercise price equal to the market price on the date of grant. The options are fully exercisable upon grant. Commencing with the second quarter in 2000 the quarterly option grant to non-employee directors will increase to 7,500 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Messrs. Heizer and Whittemore. Messrs. McClendon and Ward served on the Compensation Committee until September 1999. Mr. McClendon is Chairman of the Board and Chief Executive Officer of the Company and Mr. Ward is the Company's President and Chief Operating Officer.

     Messrs. McClendon and Ward administer the Company's 1992 stock option plans. The 1992 Incentive Stock Option Plan was terminated in December 1994 except with respect to the administration of outstanding options.

The only options issued under the 1992 NSO Plan during the year ended December 31, 1999 were those to the Company's non-employee directors pursuant to a formula award provision. See "Directors' Compensation." Messrs. McClendon and Ward also serve on committees which administer the Company's 1994, 1996 and 1999 stock option plans with respect to employee participants who are not executive officers. Messrs. Heizer and Whittemore serve on committees which administer the 1994, 1996 and 1999 plans with respect to employee participants who are executive officers.

     Messrs. McClendon and Ward participate as working interest owners in the Company's oil and gas wells pursuant to the terms of their employment agreements with the Company. See "Employment Agreements." Accounts receivable from Messrs. McClendon and Ward are generated by joint interest billings relating to such participation and as a result of miscellaneous expenses paid on their behalf by the Company. A subsidiary of the Company extended loans of $5.0 million each to Messrs. McClendon and Ward in 1998 which were paid in full in late 1999. See "Certain Transactions."

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for establishing the Company's compensation policies and monitoring the implementation of the Company's compensation system. The Committee's specific duties include establishing and periodically reviewing the Company's compensation policies, overseeing the compensation of the Company's executive officers, coordinating with the Company's stock option committees in the award of stock options and the annual review of the Company's benefit plans. The compensation of the Company's employees consists of several components, each of which is determined using different methods and objectives. The components include: (a) base salary, (b) cash bonuses, (c) stock options, and (d) medical insurance, life insurance and other non-cash benefits. The Committee has determined not to grant economic interests in the Company's oil and gas assets as a form of compensation.

     EXECUTIVE OFFICER COMPENSATION. At the time of the Company's initial public offering, the Company's executive officers consisted of Messrs. McClendon, Ward and Rowland. Their compensation was developed based on the historical compensation paid by the Company to Messrs. McClendon and Ward, advice from a number of the Company's professional advisors and negotiation of employment agreements with such individuals. Because Messrs. McClendon and Ward had historically received only nominal compensation from the Company, the executive officers' compensation was substantially below the compensation paid by the Company's peer group. The Committee believes the executive officers' compensation should be competitive with the Company's peer group and over time has increased the executive officers' compensation to comparable levels. The executive officers' compensation is designed to encourage both short and long-term performance aligned with shareholders' interests. The individual components of the executive officers' compensation and the factors considered in connection with each component are as follows:

     Base Salary. The executive officers' base salary is reviewed semiannually and is set for each individual. Although the Committee believes that performance-based pay elements should be a key element in the executive officers' compensation package, the Company must also maintain base salary levels commensurate with the Company's peer group. The Committee believes the base salary of the executive officers should be near the mean of the Company's peer group over time. The actual amount of each executive's base salary reflects and is adjusted on a subjective basis for such factors as leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company. The executive officers' salaries were held flat in 1999 because of the difficult operating environment caused by low oil and gas prices in the first half of the year.

     Cash Bonuses. The Committee believes that cash bonuses should be paid to the executive officers based on a subjective evaluation of the performance of the Company and the individual. The cash bonuses awarded for 1999 were based in part on the successful return of the Company to profitability, but were reduced from 1998's level because of the difficult operating environment caused by low oil and gas prices in the first half of the year. Performance measurements for the Company as a whole include growth in oil and gas reserves, production and cash flow. Performance measurements for each individual or business segment are dependent on the individual circumstances. It is anticipated that an executive officer's bonus as a percentage of base salary will increase as the management level and responsibility level of the individual increases and as the size of the Company increases. The Committee does not believe bonuses can be awarded based on a predetermined formula so the amount of each executive officer's cash bonus is based on a subjective evaluation of many factors such as performance, leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company.

     Stock Options. The other performance-based compensation provided by the Company is the issuance of stock options under existing and future stock option plans. Currently, stock options are granted to virtually all employees based on a subjective determination utilizing the factors for base compensation and cash bonus awards. Because all stock options are issued at not less than the market price of the Company's Common Stock on the date of issuance and options granted in 1999 vest over a period of not less than four years, the options provide strong incentives for long-term performance and continued retention of the executives by the Company. The Committee coordinates closely with the Company's stock option committees in issuing the stock options. The executive officers' options were reduced in 1999 from 1998 because of the difficult operating environment caused by low oil and gas prices in the first half of 1999.

     1999 Performance. The Company's performance for the year ended December 31, 1999 was significantly improved from 1998. However, the Committee reduced annualized executive compensation and option grants in 1999 because of the difficult operating environment experienced in the first half of the year. These lower compensation levels may have resulted in lower overall executive compensation in comparison to that of other public oil and gas companies that compete with the Company for employees and projects. The Committee plans to restore executive compensation to a more competitive level in 2000.

     Suggested Stock Ownership. The Committee believes it is appropriate for each executive officer to maintain direct ownership in the Company's Common Stock, as provided in the individual employment agreements. The stock ownership targets for executive officers range from 10% to 500% of annual base salary and bonus (based on the individual officer's aggregate investment in the stock as computed under the employment agreements). The Committee believes that compliance with such stock ownership targets is necessary to ensure that the interests of the executive officers and shareholders are the same. Failure to meet such objectives will adversely and materially affect the performance-based compensation for an executive officer who fails to meet the stock ownership targets. It is the Committee's further belief that a large stock ownership position should not negatively affect an executive officer's compensation or stock option awards. Except for stock ownership targets discussed above, the Committee does not consider the number of options or stock held in determining compensation.

     Discretion. Individual circumstances and performance can substantially affect the amount of compensation or benefits to be received by each executive officer. In general, measuring the efforts or impact of an individual employee and converting such concepts on an objective basis to a quantifiable increase in compensation is not possible. However, given the importance of individual effort to the success of the Company, the lack of objective measurement standards should not prohibit performance rewards. Accordingly, from time to time, the Committee may provide extraordinary compensation to an individual employee or group of employees based on outstanding performance.

     Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and the company's four other most highly compensated executive officers, unless certain requirements are met. The Committee presently intends that all compensation paid to executive officers will meet the requirements for deductibility under Section 162(m). However, the Committee may award compensation which is not deductible under
Section 162(m) if it believes that such awards would be in the best interest of the Company or its shareholders.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER. Based on historical operations of the Company, the Chief Executive Officer and Chief Operating Officer have identical positions with managerial control over different areas of the Company. Accordingly, the Chief Executive Officer and Chief Operating Officer have been historically compensated on an equal basis and the Committee anticipates that such practice will continue in the future. In each case, the compensation for each of the officers was determined in the same manner as the compensation for other executive officers of the Company. The base salary received by each of the officers is below the trailing mean of the peer group considered by the Compensation Committee. The cash bonuses and options granted to Messrs. McClendon and Ward were based on the subjective evaluation of the Company's growth during a very challenging year for the industry, the perceived contributions of Messrs. McClendon and Ward to that growth and the compensation paid to other chief executive officers in the Company's peer group. The Committee determined that the reduced overall compensation for the Chief Executive Officer and Chief Operating Officer during 1999 was appropriate even though the Company's performance in 1999 improved dramatically from 1998's performance.


        COMPENSATION COMMITTEE              SPECIAL STOCK OPTION COMMITTEE
       OF THE BOARD OF DIRECTORS              OF THE BOARD OF DIRECTORS
       -------------------------              -------------------------

          Edgar F. Heizer, Jr.                  Edgar F. Heizer, Jr.
          Frederick B. Whittemore               Frederick B. Whittemore
          Aubrey K. McClendon*
          Tom L. Ward*

*Messrs. McClendon and Ward resigned from the Compensation Committee in September 1999.

CERTAIN TRANSACTIONS

     Legal Counsel. Shannon T. Self, a director of the Company, is a shareholder in the law firm of Self, Giddens & Lees, Inc., which provides legal services to the Company. During 1999, the firm billed the Company approximately $398,000 for such legal services.

     Oil and Gas Operations. COI continues to operate wells in which directors, executive officers and related parties own working interests. In addition, directors, executive officers and related parties have in the past acquired working interests directly and indirectly from the Company and participated in wells drilled by COI. The Company's non-employee directors have not acquired from the Company interests in any new wells drilled by the Company since their election as directors in 1993 and have no present intention to acquire from the Company interests in any new wells of the Company. The table below presents information about drilling, completion, equipping and operating costs billed to the persons named from January 1, 1999 to December 31, 1999, the largest amount owed by them during the period and the balances owed by them at December 31, 1998 and 1999. No interest is charged on amounts owing for such costs. The amounts for all other directors and executive officers who are joint working interest owners in Company wells were insignificant.


                                                  AUBREY K.      TOM L.       MARCUS C.
                                                  MCCLENDON       WARD         ROWLAND
                                                  ---------     ---------     ---------
                                                             (IN THOUSANDS)
Balance at December 31, 1998 ................     $   1,541     $   1,444     $      18
Amount billed in 1999 .......................     $   1,421     $   1,366     $      68
Largest outstanding balance (month end) .....     $   1,503     $   1,718     $      29
Balance at December 31, 1999 ................     $   1,426     $     868     $      16

     The amounts advanced to the executive officers as of December 31, 1999 to correct the timing of the receipt of oil and gas revenues on the wells in which the executive officers participated, including accrued interest, equaled $959,208 for Mr. McClendon, $932,223 for Mr. Ward and $25,000 for Mr. Rowland. The amount of these advances in excess of revenue received by the Company and not disbursed bears interest at 9.125%.

     Loans to Executives. In June 1998, the Company extended loans of $5.0 million each to Messrs. McClendon and Ward to pay a portion of the margin debt incurred by those individuals in connection with their purchase of 730,750 shares each of Company Common Stock in the open market in February 1997 at an approximate average price of $20.24 per share. Each loan initially had a maturity date of December 31, 1998, and was extended to December 31, 1999. In each case the terms of the loan and the documentation evidencing the loan were negotiated by a committee of independent directors consisting of Messrs. Heizer and Wilson in conjunction with separate legal counsel. Interest accrued on each of the loans at an annual rate of 9.125% and was payable quarterly. Each of the loans was secured by collateral with an indicated fair market value greater than 150% of the unpaid principal balance of the loan. In November, 1999, the borrowers repaid the loans in full by surrendering shares of the Company's Common Stock having a market value equal to the respective amounts owed (principal amount of $3,847,000 for Mr. McClendon and $3,688,000 for Mr. Ward).

     Purchase of Oil and Gas Assets from Executive. In January 2000, the Company purchased Mr. Rowland's interests in the oil and gas wells in which he participated pursuant to his employment agreement. The purchase price for the oil and gas assets was $465,000 and was determined using a methodology similar to that used for similar acquisitions of assets from disinterested third parties. See "Employment Agreements."

                             INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP, or its predecessor firms, has served as the Company's independent accountants since the Company's initial public offering in 1993 and has been retained for 2000. Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholder questions.

                              SHAREHOLDER PROPOSALS

     At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders of the Company also may submit proposals for inclusion in proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in proxy material for the Company's 2001 annual meeting, a shareholder's proposal must be received not later than January 1, 2001 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Martha A. Burger, Secretary.

     In addition, the Bylaws provide that in order for business to be brought before a shareholders' meeting, a shareholder must deliver written notice to the Company not less than 60 nor more than 90 days prior to the date of the meeting. The notice must state the shareholder's name, address and number and class of shares beneficially owned by the shareholder, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the shareholder in the proposal.

     The Bylaws also provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to the Company. The notice must be delivered not less than 60 nor more than 90 days before the date of a meeting of shareholders. The notice must set forth the name and address and number and class of shares beneficially owned by the shareholder and the nominee for election as a director, the age of the nominee, the nominee's business address and experience during the past five years, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director of the Company if elected.

     The Bylaws further provide that, notwithstanding the foregoing notice requirements, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of a shareholder proposal or nominee to be timely must be received no later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurred first.

                                  OTHER MATTERS

     The Company's management does not know of any matters to be presented at the Meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS



Martha A. Burger
Secretary

April 27, 2000

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                                      PROXY

                          CHESAPEAKE ENERGY CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 16, 2000

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Aubrey K. McClendon and Tom L. Ward, or either of them, with full power of substitution, proxies to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held on Friday, June 16, 2000, at 11:00 a.m., local time, and at any adjournment thereof, as follows:

1. Election of Director  [  ] FOR election of nominees listed below  [  ] WITHHOLD AUTHORITY to vote for nominee
                              Breene M. Kerr

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

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2. In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

Unless otherwise directed, this proxy will be voted for all nominees listed.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.


                                         --------------------------------------

                                         --------------------------------------

                                         --------------------------------------
                                              Signature(s) of Shareholder(s)
Date                       , 2000
    -----------------------

IMPORTANT: Please date this proxy and sign exactly as your name appears below. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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